SECURED PROMISSORY NOTE

US $629,000	May 15, 2026

FOR VALUE RECEIVED, Healthy Extracts Inc., a Nevada corporation, or its successors or assigns (the “Borrower”), hereby promises to pay to Aaron Hefter, an individual, as Collateral Agent for the Noteholders on the signature page hereof and identified in Schedule 1 attached hereto (the “Noteholders”), his successors or assigns (the “Holder”), in immediately available funds, the total principal sum of Six Hundred Twenty-Nine Thousand Dollars ($629,000). There shall not be a maturity date for the outstanding principal hereof, but instead the Borrower will make payments as set forth in Section 1 hereof, unless such payments are accelerated as provided in Section 5 hereof). Payment of all amounts due hereunder shall be made at the address of the Holder provided for in Section 6 hereof.

1.PURPOSE; PAYMENTS. This Note is being issued as consideration for the purchase of the Adli Shares as set forth in that certain Acquisition Agreement of even date herewith by and between the Borrower, Healthy Extracts Canada Inc., a British Columbia corporation and wholly-owned subsidiary of the Company (“HE Canada”), Adli Gummies Inc., an Ontario corporation (“Adli”), and the Noteholders (the “Acquisition Agreement”). This Note is issued simultaneous with a second note by Borrower in the amount of $165,000 that constitutes Adli’s repayment of the shareholder loan made to it by Aaron Hefter (collectively, the “Purchase Notes”). Capitalized terms not defined herein shall have the meaning assigned to them in the Acquisition Agreement. Borrower shall make payments to Holder as follows:

(a)Borrower shall make a Net Profits Payment accompanied by a detailed statement indicating Gross Revenue and Per Unit COGS, on the fifteenth (15th) day of each month beginning with the month after the first full month following the date hereof. For clarity, if this Note is dated May 20, 2026, the first Gross Profit Payment will be due July 15, 2026.

(b)For purposes of this Note, “Net Profits Payment” shall mean, for the immediately preceding month, one hundred percent (100%) of the Gross Revenue from the sale of Adli Products for the applicable month, minus $2.95 per unit for production and manufacturing costs (the “Per Unit COGS”). The Net Profits Payments shall continue until the principal hereof is paid in full. Holder shall have the right to audit the books and records of Borrower and Adli concerning the monthly Net Profits Payment.

2.PREPAYMENT. The Borrower may prepay all or any part of the principal balance of this Note with no advance notice to the Holder.

3.INTEREST. No interest shall accrue on this Note except in the event of Borrower’s default on any Net Profits Payment required to be made hereunder, whereupon interest shall accrue on the outstanding principal sum owing hereunder at the rate of ten percent (10%) per annum until such time as the default is cured.

4. SECURITY. This Note is secured by all the assets of Adli and the Adli Shares which were purchased by Borrower via the Acquisition Agreement (collectively the “Collateral”). The security is evidenced by a Security Agreement entered into in by the Borrower, Adli and Holder in connection herewith (the “Security Agreement”). In the event of a Default hereunder, Holder may recover the Collateral as collateral.

5.TRANSFERABILITY. This Note shall not be transferred, pledged, hypothecated, or assigned by either party without the express written consent of the other party.

6.DEFAULT. The occurrence of any one of the following events shall constitute an Event of Default:

(a)The non-payment, when due, of any principal pursuant to this Note, which is not cured within fifteen (15) days;

(b)The material breach of any representation or warranty in this Note. In the event the Holder becomes aware of a breach of this Section 4(b), the Holder shall notify the Borrower in writing of such breach and the Borrower shall have fifteen (15) days after notice to cure such breach;

(c)The breach of any covenant or undertaking, not otherwise provided for in this Section 4;

(d)The commencement by the Borrower of any voluntary proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or the adjudication of the Borrower as insolvent or bankrupt by a decree of a court of competent jurisdiction; or the petition or application by the Borrower for, acquiescence in, or consent by the Borrower to, the appointment of any receiver or trustee for the Borrower or for all or a substantial part of the property of the Borrower; or the assignment by the Borrower for the benefit of creditors; or the written admission of the Borrower of its inability to pay its debts as they mature; or

(e)The commencement against the Borrower of any proceeding relating to the Borrower under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, receivership, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, provided, however, that the commencement of such a proceeding shall not constitute an Event of Default unless the Borrower consents to the same or admits in writing the material allegations of same, or said proceeding shall remain undismissed for 20 days; or the issuance of any order, judgment or decree for the appointment of a receiver or trustee for the Borrower or for all or a substantial part of the property of the Borrower, which order, judgment or decree remains undismissed for 20 days; or a warrant of attachment, execution, or similar process shall be issued against any substantial part of the property of the Borrower.

Upon the occurrence of any Default or Event of Default, the Holder, may, by written notice to the Borrower, declare all or any portion of the unpaid principal amount due to Holder, together with all accrued interest thereon, immediately due and payable, in which event it shall immediately be and become due and payable; provided that upon the occurrence of an Event of Default as set forth in paragraph (d) or paragraph (e) hereof, all or any portion of the unpaid principal amount due to Holder, together with all accrued interest thereon (if any), shall immediately become due and payable without any such notice.

7.NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given as set forth in the Acquisition Agreement.

8.REPRESENTATIONS AND WARRANTIES. The Borrower hereby makes the following representations and warranties to the Holder:

(a)Organization, Good Standing, and Power. The Borrower is a corporation organized, validly existing, and in good standing under the laws of the State of Nevada and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.

(b)Authorization; Enforcement. The Borrower has the requisite corporate power and authority to enter into and perform this Note and to issue and sell this Note. The execution, delivery, and performance of this Note by the Borrower has been duly and validly authorized by all necessary corporate action. This Note, when executed and delivered, will constitute a valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

9.CONSENT TO JURISDICTION AND SERVICE OF PROCESS. The Borrower and Holder hereby consent to the exclusive jurisdiction of the courts of the Province of Ontario as set forth in the Acquisition Agreement.

10.GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE PROVINCE OF ONTARIO AS SET FORTH IN THE ACQUISITION AGREEMENT.

11.ATTORNEYS FEES. In the event that litigation is initiated by either party to enforce the terms of this Note, the prevailing party shall be entitled to reasonable attorneys fees and costs.

12.CONFORMITY WITH LAW. It is the intention of the Borrower and of the Holder to conform strictly to applicable usury and similar laws. Accordingly, notwithstanding anything to the contrary in this Note, it is agreed that the aggregate of all charges which constitute interest under applicable usury and similar laws that are contracted for, chargeable, or receivable under or in respect of this Note, shall under no circumstances exceed the maximum amount of interest permitted by such laws, and any excess, whether occasioned by acceleration or maturity of this Note or otherwise, shall be canceled automatically, and if theretofore paid, shall be either refunded to the Borrower or credited on the principal amount of this Note.

13.APPOINTMENT OF THE COLLATERAL AGENT. The Noteholders hereby appoint the Holder (and the Holder hereby accepts such appointment) to take any action including, without limitation, holding this Note in trust on behalf of the Noteholders, executing the Security Agreement as Collateral Agent for the Noteholders, the registration of any Collateral (as defined in the Security Agreement) in the name of the Holder or its nominees prior to or during the continuance of an Event of Default (as defined in the Note and Security Agreement), the exercise of voting rights upon the occurrence and during the continuance of an Event of Default, the application of any cash collateral received by the Holder to the payment of the obligations of the Note, the making of any demand under the Note and/or Security Agreement, the exercise of any remedies given to the Holder pursuant to the Note and/or Security Agreement and the exercise of any authority pursuant to the appointment of the Holder as an attorney-in-fact pursuant to the Security Agreement that the Holder deems necessary or proper for the administration of the Collateral pursuant to the Note and/or Security Agreement. Upon receipt of any payments under this Note, the Holder shall distribute the payment pro-rata to the Noteholders as set forth in Schedule 1. Upon disposition of the Collateral in accordance with the Security Agreement, the Holder shall promptly distribute any cash or Collateral in accordance with Section 5 of the Security Agreement.

14.UNITED STATES CURRENCY. All amounts herein shall refer to United States Dollars and in immediately available funds.

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IN WITNESS WHEREOF, the below parties signed and sealed this Note as of date set forth above.

“Borrower”	“Holder”

Healthy Extracts Inc.,
a Nevada corporation

/s/ Kevin “Duke” Pitts	/s/ Aaron Hefter
By:Kevin “Duke” Pitts	Aaron Hefter, as Collateral Agent for
Its:President	the Noteholders

“Noteholders”

/s/ Aaron Hefter	/s/ Ray Brown
Aaron Hefter	Ray Brown

/s/ Katie Pollack	/s/ Mina Kovinic
Katie Pollack	Mina Kovinic

Sommer Ray LLC	2220629 Alberta Ltd.

/s/ Sommer Ray	/s/ Brandon Vermeersch
By:Sommer Ray	By:Brandon Vermeersch
Its:	Its:

13911055 Canada Corp

/s/ Jocelyn Kelly
By:Jocelyn Kelly
Its:President

Schedule 1

Noteholders

Name	Note Amount	Pro-Rata Amount of Note Payments
Aaron Hefter	$452,779.16	72.0%
Sommer Ray LLC	$126,052.10	20.0%
2220629 Alberta Ltd.	$12,605.21	2.0%
Ray Brown	$18,907.82	3.0%
Katie Pollack	$1,260.52	0.2%
Mina Kovinic	$1,260.52	0.2%
13911055 Canada Corp	$16,134.67	2.6%
Total	$629,000.00	100.0%